SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

16770 West Bernardo Drive
San Diego, California 92127
(Address of principal executive offices)

(858) 304-3016
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 15, 2010, e.Digital Corporation (the “Company”) entered into a Separation Agreement and General Release (the “Separation Agreement”) with Robert Putnam, in connection with Mr. Putnam’s previously-announced decision on December 14, 2010 (the “Notice Date”) to resign as Senior Vice President, Secretary, Interim Chief Accounting Officer and a Director of the Company and its subsidiary.

Pursuant to the terms of the Separation Agreement, the parties agreed that Mr. Putnam’s employment with the Company terminated effective December 15, 2010 (the “Separation Date”). In consideration of Mr. Putnam’s execution of a release of claims in favor of the Company upon the Separation Date, Mr. Putnam will receive $42,500 payable on January 7, 2011.

In accordance with applicable law, Mr. Putnam has the right to revoke the Separation Agreement for a period of seven days after the date on which it was executed, and the Separation Agreement will not become effective or enforceable until after the expiration of such seven-day revocation period.

Further details regarding the agreement between Mr. Putnam and the Company are contained in the Separation Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. This description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Separation Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2010 the Company announced that Robert Putnam, a “named executive officer” was stepping down as an executive officer and director of the Company. His resignation as an officer and director was effective December 15, 2010.

Subsequently the Company entered into the Separation Agreement described in Item 1.01 above incorporated by reference herein.

A copy of the Press Release announcing the changes in management and director is attached hereto as Exhibit 99.2 and incorporated by reference herein in its entirety.

Item 9.01.  Financial Statements and Exhibits.
(d)   Exhibits:

Exhibit No.	Description
99.1	Separation Agreement and General Release, dated as of December 15, 2010, between e.Digital Corporation and Robert Putnam
99.2	Press Release issued by the Company and dated December 14, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.DIGITAL CORPORATION

Date: December 17, 2010	By: /s/ ALFRED H. FALK
Alfred H. Falk, President and Chief Executive Officer
(Principal Executive Officer and duly authorized to sign
on behalf of the Registrant)